EXHIBIT 99.1

PRESS RELEASE

August 2, 2005
For Immediate Release

For Further Information Contact:	Barry Backhaus President and Chief Executive Officer First Federal Bankshares, Inc. 329 Pierce Street, P.O. Box 897 Sioux City, IA 51102 712.277.0200

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq National Market – “FFSX”) reported net earnings of $172,000, or basic and diluted earnings per share of $0.05 each, for the three months ended June 30, 2005. The 2005 quarterly and annual earnings were negatively impacted by provision for loan loss expense that totaled $2.0 million for the three months ended June 30, 2005. The Company reported net earnings of $1.2 million, or basic and diluted earnings per share of $0.32 and $0.31, respectively, for the three months ended June 30, 2004. Net earnings totaled $4.2 million and $5.6 million, respectively, for the twelve months ended June 30, 2005 and 2004. Basic and diluted earnings per share were $1.19 and $1.16, respectively, for the twelve months ended June 30, 2005 and $1.54 and $1.50, respectively, for the twelve months ended June 30, 2004.

Discussion of Operating Results for the Three Months Ended June 30, 2005

Provision for loan loss expense increased to $2.0 million for the three months ended June 30, 2005 from $150,000 for the three months ended June 30, 2004. As a result of the Company’s periodic review of the credit quality of the loan portfolio, management concluded that additional loss reserves totaling $2.0 million were required primarily against the previously classified loans of two commercial and industrial borrowers. The loans continue to be classified with balances totaling $5.3 million and loss reserves totaling $3.0 million at June 30, 2005. The allowance for loan loss as a percent of total loans increased to 1.52% at June 30, 2005 from 0.99% at June 30, 2004 as a result of the additional provision expense recorded during the quarter.

Net interest income before provision for loan losses increased by $156,000, or 3.7%, to $4.3 million for the three months ended June 30, 2005 from $4.2 million for the three months ended June 30, 2004. The increase in net interest income was largely due to an increase in the net yield on average interest-earning assets. The net yield on average interest-earning assets improved by twenty-six basis points to 3.31% for the three months ended June 30, 2005 from 3.05% for the three months ended June 30, 2004, due largely to increases in the market interest rate environment. Partially offsetting the increase in net yield was a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased by $23.7 million, or 4.3%, to $533.8 million for the three months ended June 30, 2005 from $557.5 million for the three months ended June 30, 2004. The decrease in average interest-earning assets and a corresponding decrease in average interest-bearing deposit balances resulted largely from the Company’s sale of two branch offices in September 2004 in which the purchaser assumed deposit liabilities of $27.1 million and acquired loans totaling $17.0 million.

Noninterest income decreased by $432,000, or 19.6%, to $1.8 million for the three months ended June 30, 2005 from $2.2 million for the three months ended June 30, 2004. The decrease in noninterest income was partially due to the slowdown in mortgage refinancing activity in the current year period after an extended period of historically low market interest rates. This slowdown impacted the Company’s income from real estate-related activities and service charges on loans which decreased by $72,000 and $70,000, respectively, for the three months ended June 30, 2005 when compared to the three months ended June 30, 2004. Additionally, service charges on deposit accounts decreased by $107,000, or 11.0%, for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 largely due to a reduction in the number of transaction accounts subject to such service charges. Approximately 2,500 transaction accounts were transferred in the September 2004 sale of two branch offices. During the three months ended June 30, 2004 the Company recorded a gain on sale of real estate held for development of $90,000. No gain on sale of real estate held for investment was recorded for the three months ended June 30, 2005.

Noninterest expense decreased by $409,000, or 9.1%, to $4.1 million for the three months ended June 30, 2005 from $4.5 million for the three months ended June 30, 2004. The decrease in noninterest expense was primarily due to a decrease of $508,000, or 18.4%, in compensation and benefits expense to $2.3 million for the three months ended June 30, 2005 from $2.8 million for the three months ended June 30, 2004 as the number of full-time-equivalent employees decreased by 20, or 9.0%, to 201 at June 30, 2005 from 221 at June 30, 2004 primarily due to the Company’s smaller asset size. The decrease in compensation and benefits expense was also due to an adjustment to reflect the appropriate liability for paid-time-off (PTO). The Company implemented a new PTO policy in 2005 that resulted in a reduction of $126,000 in the liability for PTO at June 30, 2005 as compared to the liability for earned vacation pay at June 30, 2004 under the former benefit structure. Salary expense also decreased due to lower net earnings for fiscal 2005 which resulted in a decrease in the portion of incentive pay accrual based on earnings goals. Partly offsetting the decrease in compensation and benefits expense were increases in office property and equipment expense and advertising. Office property and equipment expense increased by $59,000, or 9.2%, for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 largely due to expenses related to a new branch office that opened on March 28, 2005. Advertising expense increased by $32,000, or 29.0%, for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004.

Income before income taxes decreased to $23,000 for the three months ended June 30, 2005 from $1.7 million for the three months ended June 30, 2004. An income tax benefit totaling $149,000 was recorded for the three months ended June 30, 2005 while income tax expense totaling $577,000 was recorded for the three months ended June 30, 2004.

Discussion of Operating Results for the Twelve Months Ended June 30, 2005

Net interest income before provision for loan losses decreased by $473,000, or 2.7%, to $17.4 million for the twelve months ended June 30, 2005 from $17.9 million for the twelve months ended June 30, 2004. The decrease in net interest income was largely due to a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased by $31.5 million, or 5.6%, to $528.1 million for the twelve months ended June 30, 2005 from $559.6 million for the twelve months ended June 30, 2004. The decrease in average interest-earning assets and a corresponding decrease in average interest-bearing deposit balances resulted largely from the sale of two branch offices in September 2004. The net yield on average interest-earning assets increased to 3.34% for the twelve months ended June 30, 2005 from 3.24% for the twelve months ended June 30, 2004 partially offsetting the decreases due to lower average balances.

Provision for loan loss expense increased by $1.8 million, to $3.0 million for the twelve months ended June 30, 2005, from $1.2 million for the twelve months ended June 30, 2004 primarily due to additional reserves provided against the loans of two commercial and industrial borrowers as mentioned above in the discussion of operating results for the three months ended June 30, 2005.

Noninterest income increased by $102,000, or 1.1%, to $9.3 million for the twelve months ended June 30, 2005 from $9.4 million for the twelve months ended June 30, 2004. The increase in noninterest income was primarily due to a pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices to a local financial institution that was completed on September 20, 2004. The purchaser assumed deposit liabilities of $27.1 million and acquired loans totaling $17.0 million in addition to the buildings and certain equipment. Largely offsetting the gain on the transfer of the branch deposit liabilities were decreases in other types of noninterest income. Gain on sale of loans decreased by $852,000 for the twelve months ended June 30, 2005 as compared to the twelve months ended June 30, 2004 primarily due to the prior-period sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency in March 2004. The net pre-tax gain on the sale of these loans totaled $791,000 in fiscal 2004. Income from real estate-related activities and service charges on loans decreased by $568,000, or 44.6%, and $204,000, or 30.4%, respectively, for fiscal 2005 as compared to fiscal 2004 due to the slowdown in mortgage refinancing activity in fiscal 2005 as compared to fiscal 2004. In addition, service charge income on deposit accounts decreased by $345,000, or 8.8%, for the twelve months ended June 30, 2005 as compared to the twelve months ended June 30, 2004 largely due to a reduction in the number of transaction accounts subject to such service charges.

Noninterest expense totaled $17.6 million for each of the twelve months ended June 30, 2005 and 2004. Compensation and benefits expense decreased by $291,000, or 2.8%, to $10.1 million for fiscal 2005 from $10.4 million for fiscal 2004. The decrease in compensation and benefits expense was due to a decrease in full-time-equivalent employees in fiscal 2005 as compared to fiscal 2004 and to decreases in PTO and incentive pay liability as mentioned above in the discussion of operating results for the three months ended June 30, 2005. The decreases in compensation and benefits expense were partially offset by annual salary increases during fiscal 2005. Increases in other noninterest expense categories offset the decrease in compensation and benefits. Advertising expense increased by $93,000, or 25.6%, in fiscal 2005 as compared to fiscal 2004 and expenses related to Sarbanes-Oxley Section 404 first-year compliance totaled approximately $75,000 in fiscal 2005, not including in-house staffing costs.

Income before income taxes decreased by $2.4 million, or 28.3%, to $6.0 million for the twelve months ended June 30, 2005 from $8.4 million for the twelve months ended June 30, 2004. Income taxes totaled $1.8 million, or an effective tax rate of 30.1%, for fiscal 2005 and $2.8 million, or an effective tax rate of 33.2%, for fiscal 2004. The effective tax rate decreased for fiscal 2005 largely because tax-exempt income comprised a larger percentage of pre-tax income for that period than for fiscal 2004.

Dividend

On July 21, 2005, the Company’s Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on August 31, 2005 to stockholders of record on August 17, 2005.

Other Information

Assets totaled $586.8 million and $615.5 million, respectively, at June 30, 2005 and 2004. Book value per share increased to $19.81 at June 30, 2005 from $19.10 at June 30, 2004. Stockholders’ equity to total assets was 11.98% and 11.61%, respectively, at June 30, 2005 and 2004. During the twelve months ended June 30, 2005 the Company repurchased 236,000 shares of its common stock at a cost of $5.3 million under its current repurchase program. The program authorizes additional repurchases of up to 81,000 shares. The Company had 3,548,203 shares outstanding at June 30, 2005.

The Company’s common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30, 2005	June 30, 2004
ASSETS	(Dollars in thousands)

Cash and cash equivalents	$31,336	$20,460
Securities available-for-sale	49,978	84,693
Securities held-to-maturity	18,197	23,186
Loans receivable, net	433,634	431,857
Office property and equipment, net	13,109	13,277
Federal Home Loan Bank stock, at cost	5,762	6,096
Accrued interest receivable	2,293	2,230
Goodwill	18,417	18,524
Other assets	14,087	15,199

Total assets	$586,813	$615,522

LIABILITIES
Deposits	$407,563	$429,209
Advances from FHLB and other borrowings	104,564	109,886
Advance payments by borrowers for taxes and insurance	953	1,119
Accrued interest payable	1,312	1,207
Accrued expenses and other liabilities	2,126	2,643

Total liabilities	516,518	544,064

STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	49
Additional paid-in capital	37,761	37,086
Retained earnings, substantially restricted	55,029	52,242
Treasury stock, at cost - 1,428,826 and 1,198,990
shares at June 30, 2005 and 2004, respectively	(21,748)	(16,519)
Accumulated other comprehensive income	159	(330)
Unearned ESOP	(914)	(1,045)
Unearned RRP	(42)	(25)

Total stockholders' equity	70,295	71,458

Total liabilities and stockholders' equity	$586,813	$615,522

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2005	2004	2005	2004
	(Dollars in thousands)
Total interest income	$7,587	$7,171	$29,226	$30,526
Total interest expense	3,238	2,978	11,839	12,666

Net interest income	4,349	4,193	17,387	17,860
Less: provision for loan losses	1,990	150	2,985	1,225

Net interest income after provision	2,359	4,043	14,402	16,635
Noninterest income	1,774	2,206	9,262	9,364
Noninterest expense	4,110	4,519	17,636	17,593

Income before income taxes	23	1,730	6,028	8,406
Taxes on income	(149)	577	1,815	2,788

Net income	$172	$1,153	$4,213	$5,618

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS (unaudited)

	At or for the three months ended June 30,		At or for the twelve months ended June 30,
Financial condition data:	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)

Average interest-earning assets	$533,767	$557,529	$528,142	$559,643
Average interest-bearing liabilities	471,804	507,977	469,666	518,396
Average interest-earning assets to
average interest-bearing liabilities	113.13%	109.75%	112.45%	107.96%
Non-performing loans	$1,635	$4,323	$1,635	$4,323
Non-performing loans to total loans	0.37%	0.99%	0.37%	0.99%
Non-performing assets	$1,777	$5,016	$1,777	$5,016
Non-performing assets to total assets	0.30%	0.81%	0.30%	0.81%
Allowance for loan losses	$6,717	$4,316	$6,717	$4,316
Allowance for loan losses to total loans	1.52%	0.99%	1.52%	0.99%
Shareholders' equity to assets	11.98%	11.61%	11.98%	11.61%

Selected operating data: (1)
Return on average assets	0.11%	0.74%	0.72%	0.89%
Return on average equity (2)	0.89%	6.43%	5.87%	7.93%
Net interest rate spread	3.00%	2.86%	3.06%	3.06%
Net yield on average interest-earning
assets (3)	3.31%	3.05%	3.34%	3.24%
Efficiency ratio (4)	67.14%	70.74%	71.64%	64.68%

(1)	Annualized except for efficiency ratio.
(2)	Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.

(3)	Net interest income, tax-effected, divided by average interest-earning assets.
(4)	Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, investments, fixed assets and branches.

Per Share data:
Earnings per share:
Basic	$0.05	$0.32	$1.19	$1.54
Diluted	$0.05	$0.31	$1.16	$1.50
Book value per share	$19.81	$19.10	$19.81	$19.10
Market price per share:
High for the period	$22.97	$24.00	$24.00	$25.24
Low for the period	$19.60	$20.60	$19.60	$17.55
Close at end of period	$20.51	$22.63	$20.51	$22.63
Cash dividends declared per share	$0.10	$0.09	$0.40	$0.35
Weighted-average common shares outstanding:
Basic	3,505,347	3,639,953	3,552,072	3,642,977
Diluted	3,589,758	3,734,873	3,625,408	3,756,049